METLIFE - STATE STREET FINANCIAL TRUST
                              One Financial Center
                                Boston, MA 02111

                                                                    May 16, 1994

State Street Bank and Trust Company
225 Franklin Street
Boston, MA 02110

Gentlemen:

         This letter is to confirm to you that MetLife - State Street Financial Trust (the "Trust") has created two (2) new series of shares to be known as State Street Research Strategic Portfolios: Conservative and State Street Research Strategic Portfolios: Aggressive (the "Funds"), and that pursuant to paragraph 12 of the Custodian Contract dated as of February 12, 1987 between the Trust and you (the "Agreement"), the Trust desires to retain you to act as Custodian of the assets of the Funds as set forth in the Custodian Contract.

         Please indicate your acceptance of the above in accordance with the terms of the Agreement by signing this letter as indicated below.

         The term "MetLife - State Street Financial Trust" means and refers to the Trustees from time to time serving under the First Amended and Restated Master Trust Agreement dated June 1, 1993 ("Master Trust Agreement") as the same may subsequently thereto have been, or subsequently hereto may be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust as individuals or personally, but shall bind only the trust property of the Trust, as provided in the Master Trust Agreement of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by a duly authorized officer of the Trust, acting as such, and neither such authorization nor such execution and delivery shall be deemed to have been made individually or to impose any personal liability, but shall bind only the trust property of the Trust as provided in its Master Trust Agreement. The Master Trust Agreement of the Trust provides, and it is expressly agreed, that each fund of the Trust shall be solely and exclusively responsible for the payment of its debts, liabilities and obligations, and that no other fund shall be responsible for the same.

                                          METLIFE - STATE STREET FINANCIAL
                                          TRUST

                                          By: /s/ Constantine Hutchins, Jr.
                                                  Constantine Hutchins, Jr.
ACCEPTED AND AGREED TO:                           Secretary

STATE STREET BANK AND
   TRUST COMPANY

By: /s/ Timothy Panaro


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